Exhibit 5.1

[Sheppard, Mullin, Richter & Hampton LLP Letterhead]

February 18, 2011

Asia Green Agriculture Corpoation
Shuinan Industrial Area, Songxi County
Fujian Province 353500, China

Re: Registration Statement on Form S-8

Ladies and Gentlemen,

Asia Green Agriculture Corporation (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about February 18, 2011 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 5,500,000 Ordinary Shares, par value US$0.001 per share of the Company that are issuable upon the exercise of outstanding options that have been or may be granted under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) (the “Shares”).

As counsel to the Company, we have examined the corporate authorizations of the Company in connection with the 2010 Plan and the issue of the Shares by the Company (the “Resolutions”) and have assumed that the Shares will be issued in accordance with the applicable Plan and the Resolutions.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorized, and when issued, sold and paid for in the manner described in the applicable Plan and in accordance with the Resolutions and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

Sheppard Mullin Richter & Hampton
LLP